EXHIBIT 99.5

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


[SEAL]

Division of
Corporation Finance
Mail Stop 5546



                                                                January 12, 2006

Mr. Lawrence Consalvi
President and CEO
Gateway International Holdings. Inc.
3840 E. Eagle Drive
Anaheim, CA 92807

RE:      Gateway International Holdings, Inc.

Dear Mr. Consalvi,

         In a letter dated December 30th, you outline a proposal to account for the rescissions of the acquisition agreements with Bechler Cams. Inc. (BCI) and Nelson Engineering, Inc. Your letter follows on previous letters of November 23, 2005 and September 30, 2005 that describe the acquisition of BCI on November 2002 and Nelson in October 2002, discuss the resulting issues that led up to the rescissions, and the historical accounting for BCI and Nelson.

         As described in your letter, and as discussed on December 29, 2005 with a Gateway representative, you believe that Gateway should reflect the rescission of the acquisitions of BCI and Nelson as of January 1, 2003. You base this belief on repeated attempts to obtain the share certificates from, and board representation of BCI and Nelson; concerns by Gateway board members as to the ability to resolve the differences between the parties; and ultimately requests by BCI and Nelson to reverse the transactions, as documented in the minutes of Gateway's Board of Directors meeting in December 2002 and January 2003. Because BCI and Nelson were consolidated in the quarter ended December 31, 2002 and Gateway's auditors were unable to perform audit procedures with respect to BCI and Nelson for the fiscal year ended September 30, 2003, their audit report includes a scope limitation. You state that the scope limitations can not be eliminated and will therefore remain in place for the year ended September 30, 2003.

         Based on the unique facts you have presented, we do not object your conclusion that deconsolidation of BCI and Nelson as of January 2, 2003 is appropriate. However, you should account for the rescission agreements in the period executed, which we assume would lead to accounting for BCI and Nelson under the cost method between the deconsolidation and the date the rescissions were executed. You should provide financial statement disclosure of the nature of the agreements (acquisition and rescission)

Mr. Lawrence Consalvi
January 11, 2006
Page 2

Entered into and the effect of those agreements and the other events described in your letters on the financial statements; the descriptions should include why BCI and Nelson were deconsolidated prior to the date the rescission agreements were executed and how Gateway's interest in BCI and Nelson were accounted for between the deconsolidation and the execution date of the rescissions. Your disclosure should include quantification of the effect on the financial statements for the period they were consolidated, upon deconsolidation, and upon the execution of the rescission agreements.

         In addition please note that given the scope limitations in the audit report for the fiscal year ended September 30, 2003, any filings that include the financial statements and audit report for fiscal year ended September 30, 2003 would be deficient.

         Our conclusion is based only on the information included in your letters and conference calls with your representative. Different facts could result in different conclusion. If you have any questions about this letter please contact me at (202) 551-3405.

                                                         Sincerely,

                                                         /s/ Carol A. Stacey
                                                         -------------------

                                                         Carol A. Stacy
                                                         Chief Accountant